Exhibit 99.1

EVERTEC REPORTS THIRD QUARTER 2020 RESULTS

SAN JUAN, PUERTO RICO - October 29, 2020 - EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights

•	Revenue increased 15% to $136.5 million

•	GAAP Net Income attributable to common shareholders was $34.5 million or $0.47 per diluted share

•	Adjusted EBITDA increased 26% to $70.0 million

•	Adjusted earnings per common share was $0.65, an increase of 38%
Nine-Month Year-to-Date 2020 Highlights

•	Revenue increased 4% to $376.4 million

•	GAAP Net Income attributable to common shareholders was $72.2 million or $0.99 per diluted share

•	Adjusted EBITDA increased 3% to $176.5 million

•	Adjusted earnings per common share was $1.49, an increase of 1%

Mac Schuessler, President and Chief Executive Officer stated, “In the third quarter, we delivered strong results as we benefited from businesses re-opening in Puerto Rico as well as the implementation of new client contracts. Additionally, we continued to grow our contactless payment solution in Puerto Rico and expanded our gateway product in Latin America to further accelerate the consumer preference for digital solutions."

Third Quarter 2020 Results

Revenue. Total revenue for the quarter ended September 30, 2020 was $136.5 million, an increase of 15% compared with $118.8 million in the prior year. Revenue increase in the quarter reflected sales volume growth and a high average ticket as businesses reopened in Puerto Rico as well as increased growth in our digital solutions. Additionally, increased revenue was driven by a contract with the Puerto Rico Department of Education of approximately $4.4 million in the business solutions segment for computers in support of public education teachers.

Net Income attributable to common shareholders. For the quarter ended September 30, 2020, GAAP Net Income attributable to common shareholders was $34.5 million, or $0.47 per diluted share, an increase of $9.7 million or $0.13 per diluted share as compared to the prior year.

Adjusted EBITDA. For the quarter ended September 30, 2020, Adjusted EBITDA was $70.0 million, an increase of 26% compared to the prior year. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) was 51.3%, an increase of approximately 460 basis points from the prior year. The year over year increase in margin primarily reflects the benefit of higher average ticket, the impact of the Department of Education contribution and higher non-operating income, partially offset by increased operating expenses.

Adjusted Net Income. For the quarter ended September 30, 2020, Adjusted Net Income was $47.2 million, an increase of 37% compared with $34.6 million in the prior year. Adjusted earnings per common share was $0.65, an increase of 38% compared to $0.47 in the prior year.

Share Repurchase

During the three months ended September 30, 2020, the Company did not repurchase any shares, with total repurchases year-to-date of 336 thousand shares of its common stock at an average price of $21.73 per share for a total of $7.3 million. As of September 30, 2020, a total of approximately $23 million remained available for future use under the Company’s share repurchase program.

2020 Outlook

Due to the evolving environment and continued uncertainties resulting from the economic impact globally of the COVID-19 pandemic, the Company is not providing guidance for 2020.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its third quarter 2020 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 10148853. The replay will be available through Thursday, November 5, 2020. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About Evertec

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The Company manages a system of electronic payment networks that process more than two billion transactions annually and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this release material are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other interested parties to evaluate companies in the industry. Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included in the schedules to this release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share and are defined below.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio.

Adjusted Net Income is defined as net income adjusted to exclude unusual items and other adjustments.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them. Further, the Company's presentation of these measures should not be construed as an inference that the Company's future operating results will not be affected by unusual or nonrecurring items.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of EVERTEC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by, or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: the Company’s reliance on its relationship with Popular for a significant portion of revenue and to grow the Company's merchant acquiring business; the Company's ability to renew its client contracts on terms favorable to the Company, including the Company's

Master Services Agreement (MSA) with Popular, and any significant concessions the Company may have to grant to Popular with respect to pricing or other key terms in anticipation of the negotiation of the extension of the MSA, both in respect of the current term and any extension of the MSA; a potential government shutdown; a continuation of the Government of Puerto Rico’s fiscal crisis; the effectiveness of the Company’s risk management procedures; dependence on the Company's processing systems, technology infrastructure, security systems and fraudulent-payment-detection systems, and the risk that the Company's systems may experience breakdowns or fail to prevent security breaches, confidential data theft or fraudulent transfers; our ability to develop, install and adopt new technology; impairments to the Company’s amortizable intangible assets and goodwill; a decreased client base due to consolidations in the banking and financial-services industry; the credit risk of the Company’s merchant clients, for which the Company may also be liable; a decline in the market for the Company’s services due to increased competition, changes in consumer spending or payment preferences; the continuing market position of the ATH® network; the Company’s dependence on credit card associations and debit networks; regulatory limitations on the Company’s activities, including the potential need to seek regulatory approval to consummate transactions, due to the Company’s relationship with Popular and the Company’s role as a service provider to financial institutions and the Company’s potential inability to obtain such approval on a timely basis or at all; changes in the regulatory environment and changes in international, legal, tax, political, administrative or economic conditions; the Company’s ability to comply with federal, state, and local regulatory requirements; the geographical concentration of the Company’s business in Puerto Rico; operating an international business in multiple regions with potential political and economic instability; operating an international business in countries and with counterparties that increase the Company’s compliance risks and puts the Company at risk of violating U.S. sanctions laws; the Company’s ability to execute the Company’s expansion and acquisition strategies; the Company’s ability to protect the Company’s intellectual property rights; the Company’s ability to recruit and retain qualified personnel; evolving industry standards; the Company’s high level of indebtedness and restrictions contained in the Company’s debt agreements; the Company’s ability to generate sufficient cash to service the Company’s indebtedness and to generate future profits; the possibility of future catastrophic hurricanes affecting Puerto Rico and/or the Caribbean, as well as other potential natural disasters; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate at the end of 2021; the nature, timing and amount of any restatement; and the impact of a novel strain of coronavirus ("COVID-19") and measures taken in response to the outbreak on our revenues, net income and liquidity due to current and future disruptions in operations as well as the macroeconomic instability caused by the pandemic.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in the reports the Company files with the SEC from time to time, in connection with considering any forward-looking statements that may be made by the Company and its businesses generally. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless the Company is required to do so by law.

Investor Contact
Kay Sharpton
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Condensed Consolidated Statements of Income and Comprehensive Income

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
(Dollar amounts in thousands, except share data)
Revenues	$136,507	$118,804	$376,386	$360,188

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization	57,854	51,878	168,900	154,498
Selling, general and administrative expenses	16,682	15,152	51,528	45,355
Depreciation and amortization	18,127	16,972	53,761	50,440
Total operating costs and expenses	92,663	84,002	274,189	250,293
Income from operations	43,844	34,802	102,197	109,895
Non-operating (expenses) income
Interest income	429	348	1,165	864
Interest expense	(5,867)	(7,267)	(18,829)	(22,191)
Earnings of equity method investment	202	371	733	726
Other income (expense)	2,486	252	2,766	(619)
Total non-operating expenses	(2,750)	(6,296)	(14,165)	(21,220)
Income before income taxes	41,094	28,506	88,032	88,675
Income tax expense	6,513	3,720	15,551	10,018
Net income	34,581	24,786	72,481	78,657
Less: Net income attributable to non-controlling interest	118	32	323	201
Net income attributable to EVERTEC, Inc.’s common stockholders	34,463	24,754	72,158	78,456
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(3,245)	(576)	(10,483)	3,714
Gain (loss) on cash flow hedges	643	(2,922)	(11,894)	(13,019)
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$31,861	$21,256	$49,781	$69,151
Net income per common share:
Basic	$0.48	$0.34	$1.00	$1.09
Diluted	$0.47	$0.34	$0.99	$1.07
Shares used in computing net income per common share:
Basic	71,886,439	71,942,403	71,921,069	72,148,312
Diluted	73,001,780	73,314,704	73,049,817	73,530,865

EVERTEC, Inc.
Schedule 2: Unaudited Condensed Consolidated Balance Sheets

(In thousands)	September 30, 2020	December 31, 2019
Assets
Current Assets:
Cash and cash equivalents	$144,147	$111,030
Restricted cash	18,049	20,091
Accounts receivable, net	111,852	106,812
Prepaid expenses and other assets	44,835	38,085
Total current assets	318,883	276,018
Investment in equity investee	12,417	12,288
Property and equipment, net	43,255	43,791
Operating lease right-of-use asset	26,824	29,979
Goodwill	395,048	399,487
Other intangible assets, net	222,085	241,937
Deferred tax asset	3,657	2,131
Net investment in leases	394	722
Other long-term assets	5,511	5,323
Total assets	$1,028,074	$1,011,676
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$54,099	$58,160
Accounts payable	36,057	39,165
Unearned income	19,800	20,668
Income tax payable	7,475	6,298
Current portion of long-term debt	14,250	14,250
Current portion of operating lease liability	5,877	5,773
Total current liabilities	137,558	144,314
Long-term debt	484,306	510,947
Deferred tax liability	2,575	4,261
Unearned income - long term	30,827	28,437
Operating lease liability - long-term	21,380	24,679
Derivative liability	27,370	14,452
Other long-term liabilities	13,850	12,963
Total liabilities	717,866	740,053
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 71,906,983 shares issued and outstanding as of September 30, 2020 (December 31, 2019 - 72,000,261)	719	720
Additional paid-in capital	6,552	—
Accumulated earnings	351,252	296,476
Accumulated other comprehensive loss, net of tax	(52,386)	(30,009)
Total EVERTEC, Inc. stockholders’ equity	306,137	267,187
Non-controlling interest	4,071	4,436
Total equity	310,208	271,623
Total liabilities and equity	$1,028,074	$1,011,676

EVERTEC, Inc.
Schedule 3: Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$72,481	$78,657
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	53,761	50,440
Amortization of debt issue costs and accretion of discount	1,530	1,256
Operating lease amortization	4,377	3,966
Provision for expected credit losses and sundry losses	1,732	3,224
Deferred tax benefit	(2,082)	(4,197)
Share-based compensation	10,785	10,168
Loss on disposition of property and equipment and other intangibles	753	691
Earnings of equity method investment	(733)	(726)
Dividend received from equity method investment	—	485
Decrease (increase) in assets:
Accounts receivable, net	(7,096)	6,475
Prepaid expenses and other assets	(7,138)	(7,268)
Other long-term assets	284	(1,450)
(Decrease) increase in liabilities:
Accrued liabilities and accounts payable	(7,969)	(6,834)
Income tax payable	1,548	(2,080)
Unearned income	2,350	6,718
Operating lease liabilities	(5,720)	(4,825)
Other long-term liabilities	2,296	1,467
Total adjustments	48,678	57,510
Net cash provided by operating activities	121,159	136,167
Cash flows from investing activities
Additions to software	(23,521)	(27,969)
Property and equipment acquired	(13,402)	(21,994)
Proceeds from sales of property and equipment	3	101
Net cash used in investing activities	(36,920)	(49,862)
Cash flows from financing activities
Statutory withholding taxes paid on share-based compensation	(3,456)	(6,304)
Repayment of short-term borrowings for purchase of equipment and software	(1,553)	(852)
Dividends paid	(10,786)	(10,824)
Repurchase of common stock	(7,300)	(28,449)
Repayment of long-term debt	(27,685)	(10,688)
Net cash used in financing activities	(50,780)	(57,117)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	(2,384)	—
Net increase in cash, cash equivalents and restricted cash	31,075	29,188
Cash, cash equivalents and restricted cash at beginning of the period	131,121	86,746
Cash, cash equivalents and restricted cash at end of the period	$162,196	$115,934
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$144,147	$102,535
Restricted cash	18,049	13,399
Cash, cash equivalents and restricted cash	$162,196	$115,934

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Three months ended September 30, 2020
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$33,284	$21,241	$30,646	$63,018	$(11,682)	$136,507
Operating costs and expenses	19,045	18,284	15,643	35,276	4,415	92,663
Depreciation and amortization	3,349	2,936	477	4,372	6,993	18,127
Non-operating income (expenses)	127	2,959	161	411	(970)	2,688
EBITDA	17,715	8,852	15,641	32,525	(10,074)	64,659
Compensation and benefits (2)	258	686	244	466	2,015	3,669
Transaction, refinancing and other fees (3)	500	—	—	—	1,205	1,705
Adjusted EBITDA	$18,473	$9,538	$15,885	$32,991	$(6,854)	$70,033

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $9.1 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software developments and transaction processing of $2.6 million from Payment Services - Latin America to Payment Services - Puerto Rico & Caribbean. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services - Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $4.3 million.

(2)	Primarily represents share-based compensation.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement, an impairment charge and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.

	Three months ended September 30, 2019
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$30,411	$20,596	$26,436	$52,945	$(11,584)	$118,804
Operating costs and expenses	15,821	11,943	15,978	32,259	8,001	84,002
Depreciation and amortization	3,093	2,650	457	3,780	6,992	16,972
Non-operating income (expenses)	410	(3,824)	8	67	3,962	623
EBITDA	18,093	7,479	10,923	24,533	(8,631)	52,397
Compensation and benefits (2)	284	109	285	549	2,228	3,455
Transaction, refinancing and other fees (3)	—	—	—	—	(372)	(372)
Adjusted EBITDA	$18,377	$7,588	$11,208	$25,082	$(6,775)	$55,480

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $10.0 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software sale and developments of $1.6 million from Payment Services - Latin America to Payment Services - Puerto Rico & Caribbean. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services -Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $5.2 million.

(2)	Primarily represents share-based compensation, other compensation expense and severance payments.

(3)	Primarily represents the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of cash dividends received.

	Nine months ended September 30, 2020
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$90,632	$62,678	$80,531	$174,455	$(31,910)	$376,386
Operating costs and expenses	53,904	53,882	42,579	105,901	17,923	274,189
Depreciation and amortization	9,791	8,508	1,431	13,049	20,982	53,761
Non-operating income (expenses)	62	4,297	473	1,482	(2,815)	3,499
EBITDA	46,581	21,601	39,856	83,085	(31,666)	159,457
Compensation and benefits (2)	742	2,263	695	1,374	5,846	10,920
Transaction, refinancing and other fees (3)	500	—	—	—	5,647	6,147
Adjusted EBITDA	$47,823	$23,864	$40,551	$84,459	$(20,173)	$176,524

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $25.4 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software developments and transaction processing of $6.5 million from Payment Services - Latin America to Payment Services - Puerto Rico & Caribbean. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services - Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $13.7 million.

(2)	Primarily represents share-based compensation.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement, an impairment charge and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.

	Nine months ended September 30, 2019
(In thousands)	Payment Services - Puerto Rico & Caribbean	Payment Services - Latin America	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$92,910	$62,533	$79,203	$159,492	$(33,950)	$360,188
Operating costs and expenses	43,666	47,170	45,926	101,128	12,403	250,293
Depreciation and amortization	8,476	7,393	1,348	12,113	21,110	50,440
Non-operating income (expenses)	1,461	411	39	287	(2,091)	107
EBITDA	59,181	23,167	34,664	70,764	(27,334)	160,442
Compensation and benefits (2)	778	448	760	1,632	6,774	10,392
Transaction, refinancing and other fees (3)	—	2	—	—	37	39
Adjusted EBITDA	$59,959	$23,617	$35,424	$72,396	$(20,523)	$170,873

(1)
Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations.  Intersegment revenue eliminations predominantly reflect the $29.0 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring and intercompany software sale and developments of $4.9 million from Payment Services - Latin America to the Payment Services - Puerto Rico & Caribbean. Corporate and Other was impacted by the intersegment elimination of revenue recognized in the Payment Services - Latin America segment and capitalized in the Payment Services - Puerto Rico & Caribbean segment; excluding this impact, Corporate and Other Adjusted EBITDA would be $15.6 million.

(2)	Primarily represents share-based compensation, other compensation expense and severance payments.

(3)
Primarily represents fees and expenses associated with corporate transactions as defined in the 2018 Credit Agreement and the elimination of non-cash equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of cash dividends received.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Three months ended September 30,		Nine months ended September 30,
(Dollar amounts in thousands, except share data)	2020	2019	2020	2019
Net income	$34,581	$24,786	$72,481	$78,657
Income tax expense	6,513	3,720	15,551	10,018
Interest expense, net	5,438	6,919	17,664	21,327
Depreciation and amortization	18,127	16,972	53,761	50,440
EBITDA	64,659	52,397	159,457	160,442
Equity income (1)	(202)	(372)	(733)	(241)
Compensation and benefits (2)	3,669	3,455	10,920	10,392
Transaction, refinancing and other fees (3)	1,907	—	6,880	280
Adjusted EBITDA	70,033	55,480	176,524	170,873
Operating depreciation and amortization (4)	(9,888)	(8,673)	(28,943)	(25,516)
Cash interest expense, net (5)	(5,301)	(6,644)	(16,917)	(20,774)
Income tax expense (6)	(7,472)	(5,509)	(21,729)	(15,454)
Non-controlling interest (7)	(155)	(63)	(412)	(287)
Adjusted net income	$47,217	$34,591	$108,523	$108,842
Net income per common share (GAAP):
Diluted	$0.47	$0.34	$0.99	$1.07
Adjusted Earnings per common share (Non-GAAP):
Diluted	$0.65	$0.47	$1.49	$1.48
Shares used in computing adjusted earnings per common share:
Diluted	73,001,780	73,314,704	73,049,817	73,530,865

1)	Represents the elimination of non-cash equity earnings from our 19.99% equity investment in Dominican Republic, Consorcio de Tarjetas Dominicanas S.A. ("CONTADO"), net of dividends received.

2)	Primarily represents share-based compensation.

3)	Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement recorded as part of selling, general and administrative expenses and an impairment charge.

4)	Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.

5)
Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.

6)	Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.

7)	Represents the 35% non-controlling equity interest in Evertec Colombia, net of amortization for intangibles created as part of the purchase.